Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), delivered August 29, 2019, confirms the following understandings and agreements between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”) and John H. Johnson (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1. Opportunity for Review; Acceptance. You have until September 10, 2019 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period (but in no event earlier than the Separation Date, as defined below), you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company’s General Counsel (the “Company Representative”) by mail at Melinta Therapeutics, 44 Whippany Road, Suite 280, Morristown, NJ 07960. You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, to the address specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period, and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company Representative shall be its effective date (the “Effective Date”). In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2. Employment Status; Accrued Benefits; and Separation Payments.

(a) Employment Status. You acknowledge and agree that you resigned as Chief Executive Officer on August 5, 2019 and your employment with the Company and its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”), will terminate effective as of the close of business on September 4, 2019, which date may extended by a written agreement by you and the Company (the “Separation Date”), and after the Separation Date, you will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group. You further agree that this termination is not by the Company with or without Cause, or by you for Good Reason, as each such term is defined in the Employment Agreement between you and the Company, dated February 21, 2019 (the “Employment Agreement”). Except as otherwise provided herein, you hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. For the avoidance of doubt and not withstanding your resignation, subject to the terms and conditions of the Employment Agreement, you shall remain an officer of the Company until the Separation Date.

(b) Accrued Obligations. During the period between the date hereof and the Separation Date (the “Transition Period”), you will remain on active payroll and be paid your current salary. In addition, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein. You will be paid for (i) all of your earned but unpaid salary through the Separation Date and, to the extent required by state law, your accrued but unused vacation as of the Separation Date, in each case, on the Company’s next regularly scheduled payroll date on or following the Separation Date; and (ii) any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) business days of the Separation Date. In addition, you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.

(c) Transition Period. During the Transition Period, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Further, during the Transition Period, you agree to cooperate with the Company and/or any other member of the Company Group, provide information, answer questions and provide guidance as reasonably requested relating to any matter on which you worked prior to the date hereof or of which you have knowledge and to otherwise assist in the wind-down and orderly transition of your duties and responsibilities to other employees of the Company Group. Without limiting the foregoing, you agree that during the Transition Period, you will devote your full business time, attention, skill and best efforts to such wind-down or transition of your duties and responsibilities and that you are not to engage in any other business or occupation.

(d) Separation Payments and Benefits. In consideration of your release and waiver of claims set forth in Paragraph 3 below and your agreement to provide the consultative services described in Paragraph 2(d)(ii) below, subject to your execution, delivery and non-revocation of this Agreement and continued compliance with this Agreement, including but not limited to, Paragraph 11 hereof, the Company will provide you with the following separation benefits (the “Consideration”):

(i) COBRA Premiums. If you choose to elect to continue your health insurance benefits under COBRA following the Separation Date, the Company will pay you a lump sum cash payment (within three (3) business days of the Effective Date) equal to the amount, grossed up for all applicable income and employment taxes, necessary to fully subsidize your total applicable COBRA premiums for continued group health plan coverage for you and your eligible dependents (including medical, dental and vision benefits, but not disability or life insurance benefits) as applicable (the “COBRA Subsidy”), for a period of eighteen (18) months from the Separation Date (the “Benefit Period”). Such amount shall be paid to you in accordance with Paragraph 2(e) below. You must actively elect COBRA in order to continue coverage after the Separation Date. For the avoidance of doubt, following the expiration of the Benefit Period, you may continue your health insurance coverage under COBRA at your own expense to the extent permitted under applicable law; and

(ii) Consulting Services Payment. You agree to provide consultative services to the Company for a period of six (6) months from the Separation Date at such dates and times as mutually agreed to by you and the Board of Directors of the Company. You agree that the total consultative services shall not exceed 20 hours per week. In consideration for these services, which services shall be mutually determined, the Company agrees to pay you $300,000, to be paid as a lump sum cash payment (within three (3) business days of the Effective Date). The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law from and against any and all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise as set forth in Exhibit A attached hereto.

(iii) D&O Insurance. In accordance with Section 20 of your Employment Agreement, the Company agrees to cover you as an insured party under any contract of directors and officers liability insurance that covers members of the Company’s board of directors. The Company shall also list you as an insured party with respect to the provision of your consulting services described in Paragraph 2(d)(ii) above on substantially the same terms as are applicable to the members of the Company’s board of directors. Failure of the Company to provide such insurance shall relieve you of any obligation to perform services under this Agreement.

(e) Deferral of Payments. Notwithstanding the foregoing, in the event that any payment otherwise scheduled to occur prior to the Effective Date, but for the condition on executing this Agreement, shall be made as soon as administratively possible following the Effective Date.

(f) Taxes. Amounts provided hereunder, including without limitation the Consideration, are subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

(g) Options and Restricted Stock Units (RSUs). In accordance with the terms of each applicable equity incentive plan maintained by the Company, each stock option notice and agreement and each RSU grant notice and agreement issued to you thereunder (referred to collectively herein as, the “Equity Agreements”), vesting of options and restricted stock units granted to you pursuant to the Equity Agreements will cease on the Separation Date. Any vested options as of the Separation Date shall only be exercisable following the Separation Date in accordance with the terms of the applicable Equity Agreements. Notwithstanding the foregoing, you hereby agree that you will not become vested in the 50,000 RSUs that would have otherwise vested on August 22, 2019 and no shares underlying such RSUs will be issued to you. Accordingly, you hereby acknowledge and agree that, as of the Separation Date, pursuant to the terms of the applicable Equity Agreements and this Paragraph 2(g), 30,270 stock options are vested, 60,000 RSUs are vested and 350,000 RSUs are unvested (such amounts reflects the one-to-five reverse split effective February 21, 2019). All 350,000 unvested RSUs shall be forfeited without consideration on the earlier of September 4, 2019 or the Separation Date. You agree that you shall not voluntarily dispose of any vested RSUs until three days after the Company reports its third quarter 2019 earnings. You further agree that you shall not voluntarily dispose of more than 20,000 vested RSUs per calendar month, unless otherwise agreed to in writing by you and the Company.

(h) Full Discharge. You acknowledge and agree that, subject to the carveouts set forth in Paragraph 3(h) below, the payment(s) and other benefits provided pursuant to this Paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement, including the Release of Claims, incorporated as Exhibit A to such Employment Agreement, any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).

3. Release and Waiver of Claims.

(a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) For and in consideration of the payments and benefits described in Paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, employees and agents (collectively, and with the Company Group, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for any tort, contract, or equitable common law principles, including, but not limited to, specific claims for recovery of attorneys’ fees or punitive, compensatory, or other damages, including wages, commissions, bonus payments, vacation pay, stock options, and severance benefits, fraud, concealment, negligence, defamation, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, invasion of privacy, wrongful discharge, breach of the covenant of good faith and fair dealing, violation of public policy, or constructive termination; any and all claims arising under any policies, practices or procedures of the Company; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; or all claims under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, any applicable Executive Order Programs and their state and local counterparts, and all other applicable federal, and state and local laws or regulations, including, but not limited to the extent permitted by law, any rights, actions, claims or liability under (i) any state or local statute or regulation, including, but not limited to, the New Jersey Law Against Discrimination (N.J.S.A. §§ 10:5-1 to 10:5-49), New Jersey Smoking Law (N.J.S.A. §§ 34:6B-1 to 34:6B-4), New Jersey Conscientious Employee Protection Act (N.J.S.A. §§ 34:19-1 to 34:19-14), New Jersey Family Leave Act (N.J.S.A. §§ 34:11B-1 to 34:11B-16), New Jersey Paid Sick Leave Act (N.J.S.A §§ 34:11D-1 to 34:11D-11), New Jersey Wage Payment Law (N.J.S.A. §§ 34:11-2 to 34:11-4.14), New Jersey Wage and Hour Law (N.J.S.A. §§ 34:11-56a to 34:11-56a38), New Jersey Discrimination in Wages Act (N.J.S.A. §§ 34:11-56.1, et seq.), New Jersey Workers’ Compensation Law’s anti-retaliation provisions (N.J.S.A. §§ 34:15-39.1 to 34:15-39.3), and New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (N.J.S.A. §§ 34:21-1 to 34:21-7), all as amended; or (ii) any tort, contract, or equitable common law principles, including, but not limited to, specific claims for breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation (including slander and libel), wrongful discharge or termination, and intentional or negligent infliction of emotional distress. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c) You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.

(d) You agree that, except for the wages and benefits to be paid to you regardless of whether you sign this Agreement (explained before in Paragraph 2(b)), the Consideration to be paid under Paragraph 2(d) of this Agreement, and any vested stock options or restricted stock units you may hold, the Company does not owe you any other wages, compensation, or benefits of any kind or nature.

(e) You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Paragraph 3. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(f) You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs. Further, you have notified the Company of any charge or complaint you have filed with any agency or court that is still pending before such court or agency

(g) You acknowledge and agree that as of the date you execute this Agreement, you have no cause to believe that any violation of any local, state or federal law has occurred with respect to your employment or separation of employment from the Company, including but not limited to any violation of any federal, state municipal, foreign or international whistleblower or fraud law, statute or regulation. In addition, you further agree and acknowledge that you are not aware of any conduct that would be unlawful under the False Claims Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, or any other compliance obligation.

(h) Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment of amounts and the Consideration under this Agreement, (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage), (iii) any claims that cannot be waived by law or that arise after the date on which you execute this Agreement, (iv) your rights relating to any vested stock options or restricted stock units you may hold; and (v) your right to indemnification and directors and officers liability insurance under Section 20 of your Employment Agreement and Paragraph 2(d)(iii) hereof. Nothing in this Agreement shall prohibit or restrict you (or your attorney) from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with, any administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the US Department of Justice (DOJ), the US Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) or a comparable state or federal fair employment practices agency, and the National Labor Relations Board (NLRB), and does not restrict you from receiving an award for any information provided to government agencies.

(i) You acknowledge and agree that you have not asserted any claim for sexual harassment or sexual abuse by the Company or any of the Company Parties and you are not aware of any facts supporting any such a claim.

(j) You acknowledge and agree that as of the date of this Agreement, the Company has provided you with all leave to which you were entitled and you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

4. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) are able to read the language, and understand the meaning and effect, of this Agreement;

(b) have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had against the Company Parties, and because of your execution of this Agreement;

(d) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e) had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f) understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g) have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h) were advised to consult with your attorney regarding the terms and effect of this Agreement;

(i) have a full twenty-one (21) days from the date of receipt of this Agreement within which to consider this Agreement; and

(j) have signed this Agreement knowingly and voluntarily.

5. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. This Paragraph 5 shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to your employment with the Company or any member of the Company Group, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Consideration will control as the exclusive remedy and full settlement of all such claims by you. In addition, I understand that nothing in this Agreement shall be construed to prohibit you from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

6. No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment.

7. Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

8. Severability; Third Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in Paragraph 3, with full rights to enforce this Agreement and the matters documented herein.

9. Non-Disparagement. Each party agrees that it will make no disparaging or defamatory comments regarding the other. As to the Company, you agree not to make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, employees, members, stockholders (including any management company of a stockholder), or affiliates in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group. The obligations under this Paragraph 9 extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites including, but not limited to, Facebook or LinkedIn. This Paragraph 9 shall not prevent the truthful testimony by any individual or entity in a legal proceeding or pursuant to a governmental, administrative or regulatory investigation.

10. Cooperation.

(a) You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Paragraph 10(a). You agree to provide information and answer questions as reasonably requested by the Company with respect to any matter on which you worked prior to the Separation Date of which you have knowledge.

(b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing to the address specified above, or his successor or designee, and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11. Restrictive Covenants. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group, including, without limitation, the provisions set forth in that certain Employee Non-Competition, Non-Disclosure and Developments Agreement, signed on October 22, 2018 (the “Proprietary Rights Agreement”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in Paragraph 2 above and upon any breach of the Proprietary Rights Agreement, the Company shall be entitled to an immediate refund of any Consideration already received by you.

12. Return of Property. You agree that you will promptly return to the Company, and you will retain no copies of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company. If you discover after the Separation Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative and inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in Paragraph 2 above unless and until you have satisfied all your obligations pursuant to this Paragraph 12.

13. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

14. Entire Agreement. This Agreement and the Proprietary Rights Agreement constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Proprietary Rights Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Proprietary Rights Agreement.

15. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF THIS AGREEMENT OR THE PROPRIETARY RIGHTS AGREEMENT SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES INCLUDING THE EMERGENCY INTERIM RELIEF PROCEDURES OF THE AAA. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL BE WILMINGTON, DELAWARE. THE ARBITRATOR(S) MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR(S) SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, YOU AND THE COMPANY SHALL EACH BEAR THEIR OWN ATTORNEYS’ FEES INCURRED IN

CONNECTION WITH THE ARBITRATION, AND THE ARBITRATOR(S) WILL NOT HAVE AUTHORITY TO BE ENTITLED TO AWARD ATTORNEYS’ FEES UNLESS A STATUTE OR CONTRACT AT ISSUE IN THE DISPUTE AUTHORIZES THE AWARD OF ATTORNEYS’ FEES TO THE PREVAILING PARTY, IN WHICH CASE THE ARBITRATOR(S) SHALL HAVE THE AUTHORITY TO MAKE AN AWARD OF ATTORNEYS’ FEES AS REQUIRED OR PERMITTED BY APPLICABLE LAW. IF THERE IS A DISPUTE AS TO WHETHER THE COMPANY OR YOU IS THE PREVAILING PARTY IN THE ARBITRATION, THE ARBITRATOR(S) WILL DECIDE THIS ISSUE. LIABILITY FOR THE FEES AND EXPENSES OF ALL THE ARBITRATORS WITH RESPECT TO THE ARBITRATION SHALL BE EVENLY DIVIDED BETWEEN THE PARTIES TO THE ARBITRATION. THE DETERMINATION RENDERED BY THE ARBITRATOR(S) SHALL (I) SPECIFY THE FINDING OF FACTS UPON WHICH IT IS BASED AND THE REASONS THEREFOR, AND (II) BE CONCLUSIVE AND BINDING UPON THE PARTIES. NOTWITHSTANDING THE PROVISIONS OF THIS PARAGRAPH, THE COMPANY SHALL NOT BE COMPELLED TO ARBITRATE CLAIMS ARISING UNDER THE PROPRIETARY RIGHTS AGREEMENT AND MAY INSTITUTE JUDICIAL PROCEEDINGS TO ENFORCE THAT AGREEMENT PURSUANT TO SECTION 14 OF THE PROPRIETARY RIGHTS AGREEMENT. YOU HEREBY AGREE TO SUBMIT ANY AND ALL CLAIMS YOU MAY HAVE AGAINST THE COMPANY ON AN INDIVIDUAL BASIS. THIS MEANS THAT NO CLAIM (INCLUDING ANY CLAIM RELATED TO TERMS OR CONDITIONS OF YOUR EMPLOYMENT WITH OR COMPENSATION PAID BY THE COMPANY, OR ANY CHANGE IN OR TERMINATION OF YOUR EMPLOYMENT) MAY BE LITIGATED OR ARBITRATED ON A CLASS OR COLLECTIVE BASIS. YOU ALSO HEREBY WAIVE ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT, OR MEMBER IN A CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION AGAINST THE COMPANY, REGARDLESS OF WHETHER THE ACTION IS FILED IN ARBITRATION OR IN A JUDICIAL OR ADMINISTRATIVE FORUM. FURTHERMORE, IF A COURT ORDERS THAT A CLASS, COLLECTIVE, OR OTHER REPRESENTATIVE OR JOINT ACTION SHOULD PROCEED, IN NO EVENT WILL SUCH ACTION PROCEED IN AN ARBITRATION FORUM. CLAIMS MAY NOT BE JOINED OR CONSOLIDATED IN ARBITRATION WITH DISPUTES BROUGHT BY ANY OTHER INDIVIDUAL(S), UNLESS AGREED TO IN WRITING BY ALL PARTIES.

16. Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

17. Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, AND THAT CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY PERIOD. YOU ALSO ACKNOWLEDGE THAT YOU WERE ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

MELINTA THERAPEUTICS, INC.

/s/ David Gill
By: David Gill
Chairman
Melinta Board of Directors

Dated: August 29, 2019

JOHN H. JOHNSON

/s/ John H. Johnson
John H. Johnson

Dated: August 29, 2019

To be signed by September 10, 2019

Exhibit A

Indemnification Agreement

This Indemnification Agreement (“Agreement”), dated as of [DATE], is by and between MELINTA THERAPEUTICS, INC., a Delaware corporation (the “Company”), and JOHN H. JOHNSON (“Indemnitee”).

WHEREAS, the board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as consultants the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage is available; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s service as a consultant of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights, the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined below) to, Indemnitee as set forth in this Agreement and the coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policy.

NOW, THEREFORE, in consideration of the foregoing and Indemnitee’s agreement to provide services to the Company, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning ascribed to it in the preamble.

“Board” shall have the meaning ascribed to it in the recitals.

“Claim” means:

(a) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(b) any inquiry, hearing or investigation that Indemnitee in good faith reasonably determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

“Company” shall have the meaning ascribed to it in the preamble.

“Constituent Documents” means the Company’s certificate of incorporation and/or bylaws.

“Delaware Court” shall mean the Court of Chancery of the State of Delaware.

“Enterprise” shall have the meaning ascribed to it in the definition of “Indemnifiable Event” in this Section 1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 3 or Section 4 hereof.

Exhibit A

“Expenses” means any and all reasonable expenses, including reasonable attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (a) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and (b) for purposes of Section 4 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

“Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

“Indemnitee” shall have the meaning ascribed to it in the preamble.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently performs, nor in the past 5 years has performed, services for either: (a) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (b) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

“Notification Date” has the meaning ascribed thereto in Section 8.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

“Standard of Conduct Determination” shall have the meaning ascribed to it in Section 8(b).

2. Indemnification. Subject to any express exceptions set forth in this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses actually paid or incurred by Indemnitee if Indemnitee

Exhibit A

was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including without limitation Claims brought by or in the right of the Company, Claims brought by third parties and Claims in which Indemnitee is solely a witness, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Indemnifiable Event, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within 20 days after any written request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses or (c) reimburse Indemnitee for such Expenses. Such request or requests shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if a court of competent jurisdiction shall have finally determined that Indemnitee is not entitled to be indemnified against such Expenses under the provisions of this Agreement, the Charter, the Constituent Documents, applicable law or otherwise; provided that, in connection with any request for Expense Advances, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege.

4. Indemnification for Expenses in Enforcing Rights. Subject to any express exceptions set forth in this Agreement, to the fullest extent allowable under applicable law, the Company shall also indemnify against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with this Agreement, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any good faith action or proceeding by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any provision of the Constituent Documents now or hereafter in effect relating to Claims relating to Indemnifiable Events.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder,

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or

Exhibit A

as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim or (iii) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company.

7. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim; provided that documentation and information need not be so provided to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with this Agreement.

8. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness.

(i) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with this Agreement to the fullest extent allowable by law.

(ii) To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law.

(b) Standard of Conduct. To the extent that the provisions of Section 8(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within 20 days of such request, any and all Expenses incurred by Indemnitee in cooperating with the Person or Persons making such Standard of Conduct Determination.

Exhibit A

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination to be made as promptly as practicable. If the Person or Persons designated to make the Standard of Conduct Determination shall not have made a determination within 20 days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 7 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 20-day period may be extended for a reasonable time, not to exceed an additional 30 days if the Person or Persons making such determination in good faith require such additional time to obtain or evaluate information relating thereto. If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to this Section 8, the Independent Counsel shall be selected as provided in this Section 8(c). The Independent Counsel shall be selected by the Board of the Company, but only an Independent Counsel to which Indemnitee does not object. Within 10 days after such written notice of selection shall have been given, Indemnitee may deliver to the Company, a written objection to such selection. If a written objection is properly and time made, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to this Agreement, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court or other court of competent jurisdiction for resolution of any objection which shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel hereunder.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 8(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 8(b) or Section 8(c) to have satisfied the Standard of Conduct Determination,

then the Company shall pay to Indemnitee, within 20 days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the Person or Persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in the Delaware Court. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

Exhibit A

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

9. Exclusions. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 4 above (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was frivolous or not made in good faith); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute.

Exhibit A

10. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee without the Indemnitee’s prior written consent.

11. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Constituent Documents or otherwise) of the amounts otherwise indemnifiable hereunder.

12. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, by postage prepaid, certified or registered mail:

(a)	if to Indemnitee, to the address set forth on the signature page hereto.

(b)	if to the Company, to:

Attn: Jennifer Sanfilippo

44 Whippany Road

Morristown, NJ 07960

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

Exhibit A

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

16. Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement and (c) waive, and agree not to plead or make, any claim that the Delaware Court lacks venue or that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

17. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Melinta Therapeutics, Inc.

By:

Name: Jennifer Sanfilippo
Title: Interim Chief Executive Officer

John H. Johnson

Name:

Address: